EXHIBIT 10(j)

THE KNAPE & VOGT
MANUFACTURING COMPANY

SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP
Bridgewater Place 333 Bridge Street, N.W.
Grand Rapids, Michigan 49504
(616) 336-6000

ARTICLE IX -- INDIVIDUAL INVESTMENT ACCOUNTS		9
9.1	Investment of Individual Accounts	9
9.2	Procedure for Investments	9

ARTICLE X -- PAYMENT OF TAXES		9

ARTICLE XI -- TERMINATION AND AMENDMENT		10
11.1	Amendments	10
11.2	Termination	10

ARTICLE XII -- NONALIENATION OF BENEFITS AND DOMESTIC RELATIONS ORDERS		10
12.1	Nonalienation of Benefits	10
12.2	Procedure for Domestic Relations Orders	10

ARTICLE XIII -- MISCELLANEOUS		11
13.1	Status of Participants	11
13.2	No Interest in Company Affairs	11
13.3	Litigation	11
13.4	Governing Law	11
13.5	Severability of Provisions	11

THE KNAPE & VOGT
MANUFACTURING COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Plan”) is adopted by Knape & Vogt Manufacturing Company, a Michigan corporation (the “Company”).

ARTICLE I
PURPOSE

The Company is adopting the Plan effective as of July 1, 2004 to provide an additional retirement program for certain of its management and other highly compensated employees. This Plan is intended to be a “top hat” plan that will be exempt from the requirements of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA, and is not intended to satisfy the requirements of Section 401(a) of the Code.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1	Definitions.The following words and phrases, when used in this Agreement, will have the following meanings:

(a)	Authorized leave of absence: Any absence authorized by the Company under its standard personnel policies from which the employee returns to active employment with the Company within the period authorized for the leave. An absence due to service in the armed forces of the United States will be considered an authorized leave of absence provided that the employee qualifies for reemployment rights under federal law (38 USC 4301 et seq., or other statute of similar import) and returns to employment with the Company within the period provided by law. If employees fail to return to active employment from any approved leave of absence within the time authorized for the leave, they will not be credited with any service for the period of the leave.

(b)	Beneficiary: A person or persons, natural or otherwise, designated in accordance with the Plan to receive any death benefit payable under this Plan.

(c)	Code: The Internal Revenue Code of 1986, as amended from time to time.

(d)	Committee: The persons appointed to assist the Company in administering the Plan.

(e)	Company: Knape & Vogt Manufacturing Company, a Michigan corporation.

(f)	Compensation: The total of all amounts paid to a participant during the plan year by the Company for personal services, as reported in box 1 of IRS Form W-2, adjusted by:

(1)	Adding the amount of any elective contributions made for the participant to this Plan or plans maintained pursuant to Code Sections 125 or 401(k) for the plan year; and

(2)	Subtracting the following:

(A)	Amounts paid before the participant became a participant; and

(B)	Amounts paid as bonuses, reimbursements, or other expense allowances, cash and non-cash fringe benefits, moving expenses, deferred compensation payments, and welfare benefits.

(g)	Disability: A physical or mental condition that will prevent a participant from engaging in any substantial gainful activity for a period of 12 months or more. A participant will not be considered disabled for purposes of this Plan if the condition consists of or results from use of alcohol, narcotics, or other controlled substances, or from a felonious enterprise in which the participant was engaged.

(h)	Employee: Any person who is employed by the Company during the plan year as a common-law employee, or who is on temporary layoff status or an authorized leave of absence from a position as a common-law employee.

(i)	Employer contribution accounts: The accounts maintained to record a participant’s share of the discretionary contributions made by the Company and the contributions made pursuant to retirement savings agreements between the participant and the Company. The following accounts will be maintained for each participant:

(1)	Company contribution account. A participant’s Company contribution account will be maintained to record the participant’s share of discretionary contributions and income with respect to these contributions.

(2)	Retirement savings account. A participant’s retirement savings account will be maintained to record the participant’s retirement savings contributions and income with respect to these contributions.

(j)	ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended.

(k)	Forfeiture: The portion of a participant’s employer contribution account that is forfeited because of termination of employment before full vesting.

(l)	Normal retirement age: Age 62, or age 57 and 10 years of service.

(m)	Participant: An employee participating in the Plan in accordance with the provisions of Section 3.1 or a former employee who has an account balance in the Plan or is eligible for a contribution for the plan year.

(n)	Plan: The Knape & Vogt Manufacturing Company Supplemental Executive Retirement Plan as set forth in this document and any later amendments.

(o)	Plan year: The “fiscal year” and “Section 415 limitation year” of the Plan which will be the period of 12 consecutive months ending on June 30 of every year.

(p)	Quarterly accounting period: The three month accounting period ending on the last day of the plan year and the last day of every third month of the plan year.

(q)	Reemployed veteran: An employee who returns to employment as an eligible employee from a leave of absence for military service during the period in which reemployment rights are protected by federal law.

(r)	Retirement savings contributions: Contributions made on behalf of a participant pursuant to an agreement between the Company and the participant.

(s)	Service: The period of a participant’s employment with the Company computed in accordance with Section 3.2.

(t)	Severance of service. The date determined in accordance with Section 3.2 on which a former employee is deemed to have severed employment with the Company for the purposes of this Plan.

2.2	Construction. Plural pronouns are used throughout the Plan for purposes of simplicity and will be interpreted to include the singular.

ARTICLE III
PARTICIPATION AND SERVICE

3.1	Participation. Participation in the Plan will be limited to a select group of management or highly compensated employees. The employees who are eligible to participate initially are the following officers:

Chief Executive Officer
President of Operations
Vice President of Finance
Vice President of Business Products
Vice President of Home and Commercial Products

The Board of Directors of the Company may designate other management or highly compensated employees to be eligible to participate in the Plan. If a participant ceases to be one of the officers designated above or is otherwise removed from the list of eligible participants by the Company, that employee will not be eligible to participate in the Plan any further, but the employee’s account will be maintained until distributed in accordance with Article VI.

3.2	Service. Eligibility for benefits is based on the participant’s period of service. A participant will be credited with a year of service for each full year beginning on the participant’s employment commencement date and terminating on the date of the participant’s severance of service with the Company. A participant’s severance of service will occur on the earlier of the following:

(a)	The date on which the participant quit, was discharged, died, or retired; or

(b)	The first anniversary of the date on which the participant was absent from employment (with or without pay) for any reason except an authorized leave of absence granted by the Company in writing, or for service in the Armed Forces of the United States.

If a participant returns to work at any time within one year after the first day of an absence from employment, the absence will not result in a severance of service and the period of the absence will be counted in determining the participant’s period of service. Reemployed veterans will be credited with service for the period of military service.

ARTICLE IV
CONTRIBUTIONS

4.1	Contributions and Credits.

(a)	Retirement Savings Contributions. After the end of each month or more frequently as determined by the Company, the Company will credit to the Plan as retirement savings contributions the total amount of the participants’ retirement savings contributions for the month.

(b)	Discretionary Contribution Credits. After the end of each plan year, the Company will credit to the Plan such additional amount as may be determined by the Company as a discretionary contribution for the year. The Company intends to give discretionary contribution credits in the amount required to allocate to each participant an amount equal to the percentage of compensation the Company contributes to its profit sharing plan for eligible participants plus any amount required to be credited to the accounts of reemployed veterans.

4.2	Retirement Savings Agreements. A participant may enter into a written retirement savings agreement with the Company. The agreement will provide that the participant will accept a reduction in salary or bonuses from the Company and the Company will make retirement savings contributions in the amount of the agreed reduction.

The retirement savings agreements will be administered in accordance with the following rules:

(a)	A participant’s initial retirement savings agreement will apply to payroll periods beginning after it is accepted by the Company if the agreement is filed with the Company within 30 days after the participant becomes eligible. If the initial agreement is not filed with the Company within 30 days after initial eligibility, then it will apply to compensation earned in the calendar year after the calendar year in which the agreement is filed with the Company;

(b)	A retirement savings agreement may be amended by a participant once a year and the amendment will be effective on the first day of the next calendar year beginning after the year in which the amendment has been filed with the Company; and

(c)	The maximum amount a participant may defer pursuant to a retirement savings agreement will be $25,000 per year.

4.3	Rules Relating to Reemployed Veterans. Reemployed veterans will be credited with service in accordance with Section 3.2 and entitled to an allocation of Company contributions in accordance with Section 5.2. They may elect to make retirement savings contributions for plan years during the period of military service (“makeup contributions”). The amount of the discretionary and makeup contributions will be based on the compensation the reemployed veterans would have received if they had remained in the employ of the Company and, if this cannot be determined with reasonable certainty, then on the basis of the average amount earned each month during the 12-month period immediately preceding the period of military service.

ARTICLE V
ALLOCATIONS TO PARTICIPANT ACCOUNTS

5.1	Individual Accounts. The Company will create and maintain adequate records to disclose the interest in the plan of each participant and beneficiary. The records will be in the form of individual accounts to reflect each participant’s retirement savings contributions, share of discretionary contributions, and income with respect to these contributions. The Company will maintain Company contribution and retirement savings accounts for each participant, and such other accounts as may be required. Credits and charges will be made to each account in accordance with the provisions of this Plan. Distributions and withdrawals will be charged to an account as of the date paid.

5.2	Account Adjustments. The accounts of participants and beneficiaries will be adjusted in accordance with the following:

(a)	Income. The “income” of the trust will be determined and credited as follows:

(1)	Company Contribution Accounts. These accounts are “bookkeeping accounts” only and income will be credited to these accounts as of the end of each quarterly accounting period in an amount equal to the rate of return earned on investments in the Company’s profit sharing trust for the accounting period. Income will be credited to accounts of participants and beneficiaries who had balances in their accounts at the end of the accounting period in proportion to the balances in the accounts at the beginning of the accounting period, minus any distributions from the account during the accounting period.

(2)	Retirement Savings Accounts The “income” of the retirement savings accounts means the net income or loss from the investments of these accounts (actual or hypothetical), including realized and unrealized gains and losses, less expenses incurred with respect to the investments. Assets will be valued at the fair market value in determining unrealized gains and losses. The income on these accounts will be determined and credited to the accounts as of the end of every month, or more frequently as determined by the Company.

(b)	Retirement Savings Contributions. After the end of each month, or more frequently as determined by the Company, retirement savings contributions will be credited to the accounts of participants in amounts equal to the amounts by which their salaries and bonuses were reduced during the month pursuant to retirement savings agreements

(c)	Discretionary Contribution Credits.

(1)	Eligibility. As of the end of each plan year, the Company’s discretionary contribution credits will be credited to the Company contribution accounts of eligible participants in the following order of priority:

(A)	First, to the accounts of reemployed veterans; and

(B)	Second, to the accounts of participants who were in the employ of the Company on the last day of the plan year or whose employment terminated during the plan year after reaching normal retirement age, or because of death or disability.

(2)	Military Service Allocations. Military service allocations will be credited to accounts in the amount equal to the Company discretionary credits that would have been credited to the account of the reemployed veteran if the veteran had been employed by the Company during the period of military service.

(3)	Allocation of Remaining Credits. The balance of the discretionary contribution credits after the allocations under (2) will be allocated to the accounts of participants eligible under (c)(1)(B) in accordance with the ratio of each participant’s compensation for the year to the total compensation of all eligible participants for the year.

ARTICLE VI
PAYMENTS FROM PLAN

6.1	Retirement or Disability. Participants who are in the employ of the Company when they attain normal retirement age will become fully vested in their accounts, regardless of years of service. Participants whose employment with the Company terminates at or after normal retirement age, or at an earlier age because of disability, will be entitled to receive the entire amount in their accounts. Participants who remain in the employ of the Company after normal retirement age will continue to participate in the Plan.

6.2	Death. If a participant dies while in the employ of the Company, the entire amount in the participant’s accounts will be paid to the participant’s beneficiary. If a participant dies after termination of employment, the vested amount in the participant’s accounts will be paid to the participant’s beneficiary.

6.3	Termination for Other Reasons.

(a)	Benefits. If employment terminates prior to normal retirement age for reasons other than disability or death, the participant will be entitled to receive, in accordance with Section 6.4, the sum of:

(1)	The amounts credited to the participant’s retirement savings, plus

(2)	An amount equal to the “vested percentage” of the participant’s Company contribution account; provided, however, that if the participant or an alternate payee has received any prior distribution from this account , the vested portion will be determined by multiplying the vested percentage of the account by the sum of the account balance plus the amount previously distributed, and then subtracting the amount of the previous distribution from that product. The participant’s vested percentage will be determined on the basis of years of service and the following schedule:

YEARS OF SERVICE	VESTED PERCENTAGE
Less than two (2) years	0%
Two (2) years	10%
Three (3) years	20%
Four (4) years	40%
Five (5) years	60%
Six (6) years	80%
Seven (7) or more	100%

Notwithstanding the foregoing, in the event of a “change in control” of the Company, as defined in the Knape & Vogt Manufacturing Profit Sharing Plan, participants will be fully vested in their accounts regardless of years of service.

(b)	Forfeitures. When a participant incurs a severance of service, the non-vested portion of the participant’s account will be forfeited.

6.4	Payment of Benefits.

(a)	Commencement Date. Benefit payments will begin as soon as administratively practical after the end of the calendar year in which the participant’s employment terminates or six months after the participant’s employment terminates, whichever date is later. If participant’s employment terminates because of death, however, benefit payments will begin as soon as administratively practical after the end of the calendar year in which the participant died.

(b)	Form of Payment. Payments will be made in the annual installments over a period of not more than three (3) years and each installment will be equal to the greater of the following:

(1)	$100,000 or the vested balance in the participant’s accounts, whichever amount is smaller; or

(2)	One-third (1/3) of the vested amount in the participant’s accounts in the first installment, one-half (1/2) of the vested amount in the participant’s accounts in the second installment, and the remaining vested balance in the accounts in the final installment.

The first installment will be paid in accordance with (a) and each subsequent installment will be paid on the 15th day of January of the following year.

6.5	Hardship Withdrawals. The Company may permit a participant to withdraw from the participant’s accounts if the Company determines that a withdrawal is necessary to enable the participant to meet immediate and heavy financial needs resulting from unforeseeable circumstances arising as a result of events beyond the control of the participant, and the amount necessary to meet the need is not reasonably available to the participant from other sources. The Company will determine the existence of heavy and immediate financial need after reviewing all relevant facts and circumstances.

The amount of any hardship withdrawal may not exceed the lesser of the amount required to correct the hardship or the vested amount in the participant’s accounts.

6.6	Withdrawals Pursuant to Qualified Domestic Relations Orders. Benefits payable to an alternate payee pursuant to a qualified domestic relations order will be paid to the alternate payee as soon as possible after application for withdrawal has been made by the alternate payee.

6.7	Designation of Beneficiary. If a participant dies before receipt of the participant’s entire account balances, death benefits will be paid to the participant’s beneficiary. A participant may designate a beneficiary or beneficiaries; provided, however, that if the participant has been married to the surviving spouse for a period of one year at the time of the participant’s death, the beneficiary will be the surviving spouse unless the participant, with the consent of the spouse, has designated another person to be the beneficiary.

If the consent of the spouse is required, the consent must be in writing and must acknowledge that the spouse understands the effect of giving the consent. The consent form must be executed in the presence of a representative of the Company or witnessed by a notary public.

Each beneficiary designation will be on a form prescribed by the Company and will be effective only when filed with the Company during the participant’s lifetime. Each beneficiary designation filed with the Company will cancel all beneficiary designations previously filed. If any participant fails to designate a beneficiary, or if the beneficiary dies before the participant, the Trustee will distribute the benefits to the participant’s spouse if surviving and if not to the participant’s estate.

ARTICLE VII
DEFERRED COMPENSATION FUND

The Company may establish a deferred compensation fund for the amounts to be credited under this Plan. The Company will be the owner of the fund and may invest the assets of the fund with the other assets of the Company, or may invest the assets in a separate account or accounts.

The Company may establish a trust for the retirement savings accounts, but the assets of the trust will remain subject to the claims of the creditors of the Company.

ARTICLE VIII
ADMINISTRATION

8.1	Administrator. The Company will be the plan administrator for this Plan and will be responsible for the proper administration of this Plan.

8.2	Indemnification. The Company will indemnify the members of the committee and any other employees of the Company who are deemed fiduciaries, and hold them harmless, against any and all liabilities, including legal fees and expenses, arising out of any act or omission made or suffered in good faith pursuant to the provisions of the Plan, or arising out of any failure to discharge any fiduciary obligation other than a willful failure to discharge an obligation of which the person was aware.

8.3	Records and Reports. The Company will comply with ERISA with regard to records of participant’s service, account balances, notifications to participants, and annual reports to the Internal Revenue Service.

8.4	Appointment of Committee. The Company may appoint a committee to assist in the administration of the Plan. The committee will consist of as many persons as may be appointed by the Company and will serve at the pleasure of the Company. All usual and reasonable expenses of the committee will be paid by the Company. If a committee is not appointed, all duties assigned to the committee in this Plan will be performed by the Company.

8.5	Claims Procedure.

(a)	Application and Forms for Benefits. The Company may require a participant or beneficiary, or a duly authorized representative of either, to complete and file an application for a benefit and all other forms approved by the Company, and to furnish all pertinent information requested by the Company.

(b)	Claims Procedure for Benefits not Involving Disability Determinations. The Company will make all determinations regarding benefits based on its interpretation of the terms of the Plan. The Company will notify the participant or beneficiary (“claimant”) in writing if any claim for benefits is denied. The notice of the adverse benefit determination will be sent to the claimant within 90 days after receipt of the claim for benefits unless the Company determines that special circumstances require an extension of time of up to 90 days for processing the claim. If additional time is needed, the Company will notify the claimant of the special circumstances requiring the extension of time and the date by which the determination will be made. The notice will explain the reasons for the adverse determination in language that may be understood by the claimant and will reference the Plan provisions upon which the determination is based. The notice will include a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary. The notice will describe the Plan’s appeal procedures and the time limits of the appeal procedures and will include a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on the appeal.

The appeal procedure will be as follows:

(1)	If claimants are not satisfied with a decision of the Company, they must exhaust their administrative remedies under this Plan by filing a written appeal with the committee not later than 60 days after receipt of the notice of adverse benefit determination.

(2)	Claimants or their authorized representatives will be provided upon request and free of charge, reasonable access to and copies of all documents, records and other information relating to the claim for benefits.

(3)	Claimants or their authorized representatives may submit written comments, documents, records and other information relating to their claim in writing. All materials and arguments must be filed with the appeal. The committee will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(4)	The committee will render its decision on the appeal within a reasonable period of time, but not more than 60 days after receipt by the Company of the claimant’s appeal, unless the committee determines that special circumstances require an extension of time for processing. If an extension of time for review is required because of special circumstances, the committee will give written notice to the claimant of the extension prior to the commencement of the extension that will state the circumstances requiring the extension and the date by which the determination will be made. An extension of time for review will not entitle the claimant to a hearing before the committee as to the appeal. All appeal materials must be submitted in writing.

(5)	The committee will advise the claimant in writing or electronically of the decision on the appeal stating the reasons for the decision in language that may be understood by the claimant with references to the Plan provisions upon which the appeal determination is based. The notice will contain a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring an action under ERISA Section 502(a).

(c)	Claims Procedure for Disability Benefit Determinations. The Company will make determinations regarding disability benefits in the same manner as other claims except that it will notify the claimant within 45 days after receipt of a claim for benefits, unless the Company determines that an extension is required due to matters beyond its control. The Company may take up to two (2) extensions of up to 30 days each by giving notice to the claimant before the expiration of the response period. The notice of extension will explain the standards for making the disability determination and the additional information needed to make the determination. The claimant will have 45 days in which to provide the additional information. The 45 and 30-day periods in which the Company must make its determination are tolled from the date the Company notifies the claimant of the need for additional information until the date on which the claimant responds to the request.

The appeal procedure for determinations regarding disability benefits will generally follow the procedure for appeals in claims for benefits matters and the following rules will also apply:

(1)	The claimant must file the written appeal within 180 days after receipt of notice of the adverse disability determination.

(2)	The review on appeal will be conducted by a fiduciary of the plan who is not the individual making the initial review or a subordinate of that individual.

(3)	If the determination involves medical judgment, the committee will consult with a health care professional with appropriate training and experience in the field of medicine involved in the medical judgment.

(4)	The committee will identify the medical or vocational experts who rendered advice to the Company in connection with the initial adverse benefit determination without regard to whether the advice was relied upon.

(5)	The health care professional engaged for the appeal will not be the same individual or a subordinate of the individual consulted in connection with the initial adverse determination.

(6)	The committee will respond in the same manner as with claims not involving disability benefit determinations except that a period of 45 days will apply instead of 60 days.

(d)	Legal Actions. No action at law or in equity may be brought to recover Plan benefits before the expiration of 60 days after the participant or beneficiary has filed a claim in accordance with the requirements of the Plan and exhausted the claims and appeal procedures described above.

8.6	Rules and Decisions. The committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions of the committee will be uniformly applied to all participants in similar circumstances. When making a determination or calculation, the committee may rely upon its interpretation of the terms of the Plan and information furnished by a participant or beneficiary, the Company, and the legal counsel of the Company.

8.7	Committee Procedures. The committee may act at a meeting or in writing without a meeting. The committee may elect one of its members as chairman and appoint a secretary who need not be a committee member. The secretary will keep a record of all meetings and forward all necessary communications to the Company. The committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the committee will be made by the vote of the majority including actions in writing taken without a meeting.

8.8	Authorization of Benefit Payments. The committee will issue directions to the Company concerning all benefits which are to be paid from the fund pursuant to the provisions of the Plan.

8.9	Application and Forms for Benefits. The committee may require a participant to complete and file an application for a benefit and all other forms approved by the committee, and to furnish all pertinent information requested by the committee. The committee may rely upon all such information including the participant’s current mailing address.

8.10	Facility of Payment. Whenever, in the committee’s opinion, a person entitled to receive any benefit is under a legal disability or is incapacitated in any way so as to be unable to manage financial affairs, the committee may direct the payments to such person or to a legal representative. If a person entitled to receive benefits is a minor and the value of the benefit exceeds $5,000, the Committee may either delay payment of the benefit until the minor has attained the age of majority or pay the benefit to a person who has been named by a court of competent jurisdiction as conservator of the estate of the minor or other court-appointed fiduciary. Any payment of a benefit in accordance with the provisions of this Section will discharge all liability for the benefit under the provisions of the Plan.

ARTICLE IX
INDIVIDUAL INVESTMENT ACCOUNTS

9.1	Investment of Individual Accounts. If the Company establishes individual investment accounts for the fund, then each participant may direct the investment of the participant’s account among the separate investment funds selected by the Company. If an account is split between two or more of the investment funds, the participant must specify the percentage of the account to be invested in each fund in accordance with the rules established by the Company.

9.2	Procedure for Investments. Each participant may establish or revise investment directions as often as permitted by the Company and pursuant to the procedures established by the Company.

ARTICLE X
PAYMENT OF TAXES

The Company will be responsible for payment of any taxes assessed on or with respect to the assets or income of the fund.

ARTICLE XI
TERMINATION AND AMENDMENT

11.1	Amendments. The Company may at any time amend any or all of the provisions of this Plan except that no amendment may reduce a participant’s account balance. The chief executive officer of the Company may amend the Plan by executing a document that expressly provides that it is an amendment to the Plan. Amendments may apply prospectively or retroactively as permitted by law and the effective date of each amendment must be stated in the document.

11.2	Termination. The Plan may be terminated or discontinued at any time by the Company. If the Plan is discontinued or terminated, then the Company will pay, or cause the trustees to pay if a trust fund has been created, to each participant an amount equal to the participant’s accounts in the Plan. These payments will be made within 45 days after the Plan has been discontinued or terminated and participants will have a claim against the Company as unsecured creditors for the amounts credited to their accounts.

ARTICLE XII
NONALIENATION OF BENEFITS AND
DOMESTIC RELATIONS ORDERS

12.1	Nonalienation of Benefits. No interest, right, or claim in or to any part of the trust or any benefit payable from the trust will be assignable, transferable, or subject to sale, assignment, hypothecation, anticipation, garnishment, attachment, execution, or levy of any kind other than by the creditors of the Company, and the plan administrator will not recognize any attempt to so transfer, assign, sell, hypothecate, or anticipate the same except to the extent required by law. This provision will not apply to any order that would qualify as a “qualified domestic relations order,” as defined in Section 414(p), if this Plan were a qualified plan subject to the provisions of Code Section 401(a).

12.2	Procedure for Domestic Relations Orders. Whenever the Company is served with a domestic relations order from a court of competent jurisdiction, the Company will follow the following procedure in determining whether the order constitutes a “qualified domestic relations order”that would be exempt from the general spendthrift protection of this Article:

(a)	The Company will notify the participant and any “alternate payees” named in the order that the order was served on the Company and that objections concerning the order must be submitted in writing within 15 days;

(b)	The Company will determine whether the order would be a “qualified domestic relations order” as defined in Code Section 414(p) if this were a qualified plan, and notify the participant and each alternate payee of its determination. If the Company determines that the order would be a qualified domestic relations order, the Company will honor it as such and make payment in accordance with the order;

(c)	During the period in which the Company is determining the status of the order, payment of any benefits in dispute will be deferred.

(d)	The Company will notify the participant and all other alternate payees named in the order of its decision concerning the qualified status of the order. Payments pursuant to the order will be made as soon as practicable after the status of the order has been determined.

ARTICLE XIII
MISCELLANEOUS

13.1	Status of Participants. No participant will have any right or claim to any benefits under the Plan except in accordance with the provisions of the Plan. The adoption of the Plan will not be construed as creating any contract of employment between the Company and any participant or to otherwise confer upon any participant or other person any legal right to continuation of employment, nor as limiting or qualifying the right of the Company to discharge any participant without regard to any effect the discharge might have upon rights under the Plan.

13.2	No Interest in Company Affairs. Nothing contained in this Plan will be construed as giving any participant, employee or beneficiary an equity or other interest in the assets, business, or affairs of the Company or the right to examine any of the books and records of the Company.

13.3	Litigation. In any application to or proceeding or action in the courts, only the Company will be a necessary party and no participant or other person having an interest will be entitled to any notice or service of process. The Company may place a participant’s funds in the hands of the court for its determination, which payment will absolve the Company from any claim. Any judgment entered in such a proceeding or action will be conclusive upon all persons claiming under this Plan.

If any participant or beneficiary institutes any litigation in connection with this Plan, the result of which is adverse to the participant or beneficiary instituting the action, the Company will deduct from the benefits payable to the participant or beneficiary any expense including reasonable attorney fees occasioned by the litigation. If any dispute arises as to the person or persons to whom payment or delivery of any funds or property is to be made by the Company, the Company may retain such funds or property until final adjudication has been made by a court of competent jurisdiction.

13.4	Governing Law. This Plan will be interpreted, construed, and enforced in accordance with the laws of the State of Michigan except where state law is preempted by ERISA.

13.5	Severability of Provisions. If any provisions of the Plan will be declared void and unenforceable, the other provisions will be severable and will not be affected thereby, and to the extent that the trust or Plan will ever be in conflict with, or silent with respect to, the requirements of any other law or regulation, the provisions of the law or regulation will govern. In the administration of the trust, the Trustee may avail itself of any permissive provisions of any applicable law or regulation, which are not contrary to the provisions of this Plan.

        IN WITNESS WHEREOF, the parties have caused this Plan to be executed this 29th day of June, 2005.

KNAPE & VOGT MANUFACTURING COMPANY By: —————————————— Its Chief Executive Officer